Exhibit 10.2.1

FORM OF

EXECUTIVE BONUS AGREEMENT

(Principal Executive Officer or Principal Financial Officer)

THIS EXECUTIVE BONUS AGREEMENT (this “Agreement”) by and between Connecture, Inc., a Delaware corporation (the “Company”), and _______________ (“Executive”) is entered into this ___ day of _____, 2017.

In consideration of Executive’s continued employment with the Company and to induce Executive to remain with the Company and to enhance the value of the Company’s capital stock, the parties hereto agree as follows:

1.

Continued Employment; At-Will Status. Nothing contained in this Agreement shall alter or otherwise change Executive’s status as a current “at-will” employee of the Company, which may be terminated at any time with or without notice with or without cause.

2.

Retention Bonus.  Within ten (10) business days following the earlier of (a) the closing of a Change in Control or (b) July 17, 2022, Executive will receive a lump sum bonus (a “Retention Bonus”) equal to $__________ (the “Retention Amount”), subject in each case to Executive’s continued employment with the Company through the date such Retention Bonus is paid.  If the Retention Bonus is payable to Executive by operation of clause (a) in the preceding sentence the Retention Bonus shall be paid in cash and if payable by operation of clause (b) in the preceding sentence the Retention Bonus shall be paid to Executive in whole shares of Company Common Stock, calculated by dividing the Retention Amount by the closing price of a share of Company Common Stock on the relevant stock exchange upon which the Company Common Stock is traded as of the payment date or, if the Company Common Stock is not traded on an exchange as of such date, the fair market value of a share of Company Common Stock as determined by the Board, in each case rounded down to the nearest whole share.  The Retention Bonus will be subject to applicable withholdings and taxes, which shall be remitted to the Company by Executive.

3.

Contingent Bonus.  If the amount paid by the Company’s successor or acquiror in a Change in Control that occurs on or prior to July 17, 2022 results in a payment of $_____ per Company Common Share (inclusive of any escrow, holdback or similar arrangement, but exclusive of any earn-out or similar arrangement), Executive will receive a lump sum cash bonus (the “Contingent Bonus”) equal to $______, subject to Executive’s continued employment with the Company through the date such Contingent Bonus is paid.  The Contingent Bonus will be paid within ten (10) business days following the closing of the Change in Control and is subject to applicable withholdings and taxes.

4.

Post-Separation Benefits. Notwithstanding anything contained in this Agreement, if a Change in Control occurs within six (6) months following the termination of Executive by the Company Without Cause or the resignation of the Executive for Good Reason (as each term is defined in the Executive’s employment agreement dated __________), Executive shall be entitled to receive Executive’s Retention Bonus and Contingent Bonus if the criteria for such bonuses are satisfied, notwithstanding the fact that Executive is not employed by the Company on the date of payment.

5.

Definitions.   For purposes herein, “Change in Control” shall have the meaning ascribed to such term in the Company’s 2014 Equity Incentive Plan, as amended.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur hereunder unless such transaction qualifies as a change of control event under 26 C.F.R. 1.409A-3(i)(5)(v) or (vii).

Exhibit 10.2.1

6.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all other agreements between the parties regarding this subject matter.

7.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which shall together be considered one and the same agreement.

8.	Governing Law. This Agreement shall be subject to the internal laws of the State of Delaware, without regard to any of its conflict of law rules.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONNECTURE, INC.EXECUTIVE

_________________________________________________

Name:Name:

Title:Date:

Date